EXHIBIT 4.06

                          Archangel Diamond Corporation

                                                               December 19, 2002

Mr. Gerald E. Davis
34 Lark Bunting LN
Littleton, Colorado
80127


Dear Mr. Davis:

     The purpose of this letter is to set forth the arrangement between Archangel Diamond Corporation (the "Company") and Gerald E. Davis ("Davis") with respect to (a) certain options to purchase common shares of the Company ("Options") that were previously issued to Davis under the Company's 1999 Equity Incentive Plan, as Amended and Restated in 2001 ("the Option Plan") and (b) certain deferred compensation ("Deferred Compensation") payable to Davis under the terms of his Executive Employment Agreement with the Company, as amended January 1, 2002 (the "Employment Agreement").

The parties acknowledge and agree that:

     (a) Davis has agreed to resign as a director and office of the Company, effective December 19, 2002 and to terminate the Employment Agreement;

     (b) under the Option Plan, all Options held b y Davis would expire 30 days from the date on which Davis ceases to be an officer or director of the Company, unless otherwise determined by the Board of Directors;

     (c) on December 19, 2002 the Board of Directors agreed to waive the 30-day expiry period of the Options referred to in (b) above and permit the Options to expire on the final expiry date provided when those Options were first issued;

     (d) as of the date hereof, Davis holds 75,000 Options exercisable at C$0.23/share and expiring October 9, 2007, 200,000 Options exercisable at C$0.50/share and expiring February 18, 2004 and 900,000 Options exercisable at C$0.11/share and expiring November 25, 2006, for a total of 1,175,000 Options (the "Davis Options"); and

     (e) the Deferred Compensation payable to Davis under the Employment Agreement is US$50,322.30

In consideration of Davis agreeing to resign as an officer and director of the Company and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:



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1.   Davis shall be permitted to keep all of the Davis Options, at their current exercise price, until their respective final expiry dates stated in such Options.

2. Davis agrees to defer his right to payment of the Deferred Compensation under the Employment Agreement as provided in paragraph 4 below.

3. If at any time Davis chooses to exercise any of the Davis Options, the Deferred Compensation shall be used to pay the exercise price and shall be automatically reduced by an amount equal to the funds required to exercise such Options.

4. On the earlier of (a) the date on which Davis has exercised all the Davis Options and (b) the date on which Davis's Options expire, the Company shall pay Davis the balance of the Deferred Compensation after all reductions referred to in paragraph 3 above.

5. Davis agrees that he hereby relinquishes all rights to any other payments that may be payable by the Company under the Employment Agreement.

6. This agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns, provided that Davis may not assign this agreement without the prior consent of the Company.

7. This agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.


                                      ARCHANGEL DIAMOND
                                      CORPORATION


                                      By: /s/ Michael J.M. Farmiloe
                                          --------------------------------------
                                            Name:
                                            Title:

                                   **********

Agreed to and accepted by the undersigned this 19th day of December, 2002.

                                            )
                                            )
                                            )
/s/ Christopher Bent                        )            /s/ Gary E. Davis
--------------------                        )            -----------------------
Witness                                     )            Gary E. Davis
                                            )